NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 21, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 09, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The business combination between GigCapital2, Inc., UpHealth Holdings, Inc. and Cloudbreak Health, LLC became effective on June 9, 2021. As of result of the combination, the Units will automatically separate into the component securities and each holder of a Right will receive one-twentieth of one share of Common Stock. The Units and the Rights will no longer trade as separate securities. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on June 10, 2021.